UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 18, 2007

ReAble Therapeutics Finance LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-142188	20-5653965
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9800 Metric Blvd., Austin, Texas		78758
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(512) 832-9500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

ReAble Therapeutics, Inc. ("ReAble"), the parent company of ReAble Therapeutics Finance LLC ("ReAble Finance") has signed a definitive agreement to acquire substantially all of the assets of a privately-held, complementary medical device company located in the United States. We shall refer herein to the acquisition as the "acquisition" and the business proposed to be acquired as the "target". ReAble anticipates closing on the acquisition on July 2, 2007. For the twelve months ended March 31, 2007, the target had revenues of approximately $16.7 million, based on the unaudited, reviewed financials provided to ReAble by the target. ReAble expects to realize cost savings and other synergies from the acquisition of approximately $1.7 million and generate approximately $6.4 million of adjusted EBITDA, including the estimated cost savings ("adjusted EBITDA" is defined under ReAble Finance’s existing senior secured credit facility as EBITDA (earnings before interest, taxes, depreciation and amortization) further adjusted to exclude non-cash items, non-recurring items and other adjustment items). The cost savings are expected to come from manufacturing improvements, procurement cost savings, and reductions in selling costs, logistical, general, and administrative expenses. Pro forma for the acquisition, ReAble would have had revenue of approximately $408 million for the twelve months ended March 31, 2007, adjusted EBITDA of $81.4 million, and a total leverage ratio of 7.2x. ReAble does not believe that the target is of a size that will require ReAble to provide financial information or file the financial statements of the target in connection with ReAble Finance’s reporting obligations to the United States Securities and Exchange Commission.

The purchase price for the acquisition will be approximately $40 million to be paid in cash. ReAble also expects to incur approximately $1.5 million of related transaction expenses.

To fund the acquisition, ReAble, through ReAble Finance, intends to raise an additional $55 million term loan (the "new borrowing") under its existing senior secured credit facility. $41.5 million of the new borrowing will be used to pay for the acquisition and related expenses, with the remainder to be used for general corporate purposes. All of the assets purchased in the acquisition shall be provided as security to ReAble’s lenders under the senior secured credit facility under the same terms and conditions as ReAble’s existing assets. If the acquisition is not completed, ReAble will not incur the new borrowing.

In the event the acquisition is consummated and ReAble Finance undertakes the new borrowing, we expect that our cash interest expense will increase as a result of the additional term loan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ReAble Therapeutics Finance LLC

June 18, 2007	By:	/s/ Harry L. Zimmerman

Name: Harry L. Zimmerman
Title: Executive Vice President - General Counsel